INVESTMENT DISTRIBUTORS, INC.
2801 Highway 280 South • Birmingham, AL • 35223 • (205) 268-1000

March 25, 2008

VIA EDGARLINK

Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC 20549

  RE:
  Pre-Effective Amendment No. 2 to
  Registration Statement on Form N-4 for
  "ProtectiveRewards NY Variable Annuity" Individual and Group
  Variable Deferred Annuity Contract
  File No. 333-146508
  Registrant: Variable Annuity Account A of Protective Life
   Depositor: Protective Life and Annuity Insurance Company

Commissioners:

        Pursuant to Rule 461 under the Securities Act of 1933, Investment Distributors, Inc., as principal underwriter, hereby joins in a request by the above captioned Registrant that the effective date of the above-captioned amendment to Registrant's registration statement filed on Form N-4 be accelerated to March 28, 2008 or as soon thereafter as is reasonably practicable.

Investment Distributors, Inc.
By:	/s/ Edwin V. Caldwell
Name:	Edwin V. Caldwell
Title:	President

March 25, 2008

VIA EDGARLINK

Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC 20549

  RE:
  Pre-Effective Amendment No. 2 to
  Registration Statement on Form N-4 for
  "ProtectiveRewards NY Variable Annuity" Individual and Group
  Variable Deferred Annuity Contract
  File No. 333-146508
  Registrant: Variable Annuity Account A of Protective Life
   Depositor: Protective Life and Annuity Insurance Company

Commissioners:

        Pursuant to Rule 461 under the Securities Act of 1933, the captioned Registrant hereby requests that the effective date of the above-captioned amendment to Registrant's registration statement filed on Form N-4 be accelerated to March 28, 2008 or as soon thereafter as is reasonably practicable.

Protective Life and Annuity Insurance Company
By:	/s/ Carolyn Johnson
Name:	Carolyn Johnson
Title:	Executive Vice President and Chief Operating Officer